[446216.EX77I_190]1

Oppenheimer Champion Income Fund

N-SAR Exhibit—Item 77I

Oppenheimer Champion Income Fund (the “Registrant”), a Delaware statutory trust, was formerly organized as Oppenheimer Champion Income Fund, a Massachusetts business trust. “Appendix J—Summary Comparison of Governing Documents and State Law,” which describes the general effect of the conversion to a Delaware statutory trust on the rights of all shareholders, is included in the Definitive Proxy Statement of the Registrant on Schedule 14A filed with the Securities and Exchange Commission on December 14, 2011 (Accession Number 0000728889-11-001558) and is hereby incorporated by reference in response to Item 77I of the Registrant’s Form N-SAR.